Exhibit 99.3
MedQuist Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Financial Information
     The following unaudited pro forma condensed combined financial information presents the historical consolidated financial information of MedQuist Inc. (“MedQuist”) and Spheris Inc. (“Spheris”) This information should be read in conjunction with, and is qualified in its entirety by, the consolidated financial information and accompanying notes of MedQuist filed with the SEC as adjusted for the acquisition of Spheris using the acquisition method of accounting.
     On April 22, 2010, MedQuist and its majority shareholder, CBay Inc. (“CBay” and, together with MedQuist, “Purchasers”), completed the acquisition (the “Acquisition”) of substantially all of the assets of Spheris and certain of its affiliates (collectively with Spheris, the “Sellers”), which assets make up substantially all of the domestic business of Sellers, pursuant to the terms of the Stock and Asset Purchase Agreement (the “Agreement”) entered into between the Purchasers and Sellers on April 15, 2010. The purchase price for the assets consisted of approximately $98.8 million of cash; the issuance of a promissory note, net of discount, totaling $13.6 million (the “Subordinated Promissory Note”); and certain assumed liabilities. MedQuist has no prior material relationship with Sellers other than the agreements related to the Acquisition described in this Current Report on Form 8-K and previously disclosed by MedQuist.
     In connection with the Acquisition, MedQuist Transcriptions, Ltd. (a subsidiary of MedQuist, “MedQuist Transcriptions”), and certain other subsidiaries of MedQuist (collectively, the “Loan Parties”) entered into a Credit Agreement (the “GE Credit Agreement”) with General Electric Capital Corporation, CapitalSource Bank, and Fifth Third Bank. The GE Credit Agreement provides for up to $100.0 million in senior secured credit facilities, consisting of a $50.0 million term loan, and a revolving credit facility of up to $50.0 million. The credit facilities are secured by a first priority lien on substantially all of the property of the Loan Parties. The term loan is repayable in equal quarterly installments of $5.0 million with the balance payable 2.5 years from the date of closing (or, if certain convertible senior notes of CBay are called or otherwise become due and payable prior to such date, such earlier date). Borrowings under the revolving credit facility may be made from time to time, subject to availability under such facility, until the fourth anniversary of the closing date. Amounts borrowed under the GE Credit Agreement bear interest at a rate selected by MedQuist Transcriptions equal to the Base Rate or the Eurodollar Rate (each as defined in the GE Credit Agreement) plus a margin, all as more fully set forth in the GE Credit Agreement.
     The GE Credit Agreement contains customary covenants, including covenants relating to reporting and notification, payment of indebtedness, taxes and other obligations, and compliance with applicable laws. There are also financial covenants, which include a minimum fixed charge coverage ratio, and a maximum senior leverage ratio and a maximum total leverage ratio, as more fully set forth in the GE Credit Agreement. The GE Credit Agreement also imposes certain customary limitations and requirements on MedQuist with respect to the incurrence of indebtedness and liens, investments, mergers, acquisitions and dispositions of assets. Amounts due under the GE Credit Agreement may be accelerated upon an Event of Default (as defined in the GE Credit Agreement), including failure to comply with obligations under the GE Credit Agreement, bankruptcy or insolvency, and termination of certain material agreements.
     When it entered into the GE Credit Agreement, MedQuist terminated the five-year $25.0 million revolving credit agreement with Wells Fargo Foothill, LLC (the “Wells Credit Agreement”) that MedQuist entered into on August 31, 2009. MedQuist disclosed the Wells Credit Agreement on its Current Report on Form 8-K filed on September 4, 2009 and filed the Wells Credit Agreement as an exhibit to MedQuist’s Quarterly Report of Form 10-Q for the period ended September 30, 2009. MedQuist complied with all financial covenants, and MedQuist never made any borrowings, under the Wells Credit Agreement.
     The Subordinated Promissory Note was entered into with Spheris, in connection with the closing of the Agreement. The loan matures in five years from the date of the closing. The face amount of the Subordinated Promissory Note totals $17.5 million with provisions for prepayment at discounted amounts, ranging from 77.5% of the principal if paid within six months, 87.5% from six to nine months, 97.5% from nine to twelve months,

102.0% by year two, 101.0% by year three and 100.0% thereafter. For purposes of the purchase price allocation, the note is discounted at 77.5% of the principal ($13.6 million).
     The note bears interest at 8.0% for the first six months, 9.0% from six to nine months, and 12.5% thereafter of which 2.5% may be paid by increasing the principal amount. Payments of interest are made semi-annually on each six month anniversary of the Acquisition.
     The historical consolidated financial information of MedQuist has been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma information does not reflect revenue opportunities and cost savings that may be realized after the Acquisition. The pro forma financial information also does not reflect expenses related to integration activity or exit costs that may be incurred by MedQuist or Spheris in connection with integrating the businesses.
     The unaudited pro forma condensed combined balance sheet is presented as if the Acquisition occurred on March 31, 2010. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2009 and the three months ended March 31, 2010 are presented as if the Acquisition occurred on January 1, 2009 and combines MedQuist’s audited consolidated statement of operations for the year ended December 31, 2009 with Spheris’s audited consolidated statement of operations for the year ended December 31, 2009 and combines MedQuist’s unaudited consolidated statements of operations for the three months ended March 31, 2010 with Spheris’s unaudited consolidated statement of operations for the three months ended March 31, 2010, respectively.
     The pro forma adjustments related to the Acquisition are preliminary and do not reflect the final allocation of the excess of the purchase price over the fair value of the assets and liabilities acquired, as the process to assign a fair value to the various tangible and intangible assets acquired and liabilities assumed is preliminary. The unaudited pro forma condensed combined financial information is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the dates or periods indicated, nor is it necessarily indicative of the results of operations or financial position that may occur in the future.

MedQuist Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2010
(In thousands)

	Historical				Combined
			Pro forma		Pro
	MedQuist	Spheris	Adjustments		Forma
Assets
Cash and cash equivalents	21,726	5,138	(3,972	) a), b), c)	22,892
Restricted cash	—	1,622	(1,622	) a), b)	—
Accounts receivable, net	43,897	21,793	—		65,690
Income tax receivable	283	—	—		283
Deferred income taxes	—	14,749	(14,749	) a), b)	—
Other current assets	5,299	5,146	(4,067	) a), b)	6,378

Total current assets	71,205	48,448	(24,410)		95,243

Property and equipment, net	10,758	9,406	(2,536	) a), b)	17,628
Goodwill	40,723	19,969	24,896	b), d)	85,588
Other intangible assets, net	36,032	—	50,240	d)	86,272
Deferred income taxes	1,312	4,031	(4,031	) a), b)	1,312
Other assets	17,769	3,308	1,043	a), b), e)	22,120

Total assets	$177,799	$85,162	$45,202		$308,163

Liabilities and shareholders’ equity
Accounts payable	7,544	2,367	3,909	a), b), f)	13,820
Accrued expenses	22,634	5,675	608	a), b), e)	28,917
Accrued compensation	10,495	8,509	(4,589	) a), b), e)	14,415
Current portion of long-term debt & lease obligations	—	67,198	(66,883	) b)	315
Current portion of term loan	—	—	10,000	c)	10,000
Deferred income taxes	4	—	—		4
Deferred revenue	10,112	—	—		10,112

Total current liabilities	50,789	83,749	(56,955)		77,583

Long term portion of revolver loan	—	—	50,000	c)	50,000
Long term portion of term loan	—	—	40,000	c)	40,000
Long term portion of subordinated note, net	—	—	13,570	c)	13,570
Deferred income taxes	3,424	—	—		3,424
Other non-current liabilities	1,745	967	(967	) a), b)	1,745

Total liabilities not subject to compromise	55,958	84,716	45,648		186,322

Liabilities subject to compromise	—	136,468	(136,468	) b)	—

Total liabilities	55,958	221,184	(90,820)		186,322

Common stock	237,896	—	—		237,896
Additional paid in capital	—	111,876	(111,876	) g)	—
Accumulated deficit	(118,510)	(245,624)	245,624	g)	(118,510)
Accumulated other comprehensive income (loss)	2,455	(2,274)	2,274	g)	2,455

Total shareholders’ equity	121,841	(136,022)	136,022		121,841

Total liabilities and shareholders’ equity	$177,799	$85,162	$45,202		$308,163

The accompanying notes are an integral part of the these unaudited pro forma condensed combined financial statements.

MedQuist Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended December 31, 2009
(In thousands , except per share amounts)

	Historical
			Pro Forma		Combined
	MedQuist	Spheris	Adjustments		Pro Forma
Net revenues	$307,200	$156,596	$—		$463,796

Operating costs and expenses:
Cost of revenues	206,265	109,059	4,258	a)	319,582
Selling, general and administrative	33,441	19,093	—		52,534
Research and development	9,604	—	—		9,604
Depreciation and amortization	15,672	7,230	6,327	b)	29,229
Cost of legal proceedings and settlements, net	14,843	1,246	—		16,089
Acquisition related and bankruptcy related charges	1,263	6,961	(8,224	) e)	—
Restructuring charges	2,727	775	—		3,502
Goodwill impairment	—	198,872	(198,872	) d)	—

Total operating costs and expenses	283,815	343,236	(196,511)		430,540

Operating income (loss)	23,385	(186,640)	196,511		33,256

Interest expense	(134)	(17,439)	7,076	c)	(10,497)

Equity in income of affiliated company	2,015	—	—		2,015

Other income	—	2,125	—		2,125

Income (loss) before income taxes	25,266	(201,954)	203,587		26,899

Income tax provision (benefit)	1,975	(14,571)	14,699	f)	2,103

Net income (loss)	$23,291	$(187,383)	$188,888		$24,796

Net income per share:
Basic	$0.62				$0.66

Diluted	$0.62				$0.66

Weighted average shares outstanding:
Basic	37,556				37,556

Diluted	37,556				37,556

The accompanying notes are an integral part of the these unaudited pro forma condensed combined financial statements.

MedQuist Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Operations
For the three months ended March 31, 2010
(In thousands , except per share amounts)

	Historical
			Pro Forma		Combined
	MedQuist	Spheris	Adjustments		Pro Forma
Net revenues	$73,981	$35,178	$—		$109,159

Operating costs and expenses:
Cost of revenues	49,833	25,600	751	a)	76,184
Selling, general and administrative	8,797	5,562	—		14,359
Research and development	2,281	—	—		2,281
Depreciation and amortization	3,730	1,528	1,582	b)	6,840
Cost of legal proceedings and settlements, net	1,043	—	—		1,043
Acquisition related and bankruptcy related charges	894	1,730	(2,624	) d)	—
Restructuring charges	60	—	—		60

Total operating costs and expenses	66,638	34,420	(291)		100,767

Operating income (loss)	7,343	758	291		8,392

Interest expense	(146)	(3,086)	496	c)	(2,736)

Equity in income of affiliated company	514	—	—		514

Other expense	—	(85)	—		(85)

Net income (loss) before reorganization items and income taxes	7,711	(2,413)	787		6,085

Reorganization items	—	(3,427)	3,427	d)	—

Net income (loss) before income taxes	7,711	(5,840)	4,214		6,085

Income tax provision (benefit)	367	(2,340)	2,263	e)	290

Net income (loss)	$7,344	$(3,500)	$1,951		$5,795

Net income per share:
	$0.20				$0.15

	$0.20				$0.15

Weighted average shares outstanding:
	37,556				37,556

	37,556				37,556

The accompanying notes are an integral part of the these unaudited pro forma condensed combined financial statements.

MedQuist Inc. and Subsidiaries
Notes to Unaudited Pro Forma Condensed Combined Financial Information
1.) Description of the Acquisition
     On April 22, 2010, MedQuist Inc. (“MedQuist”) and its majority shareholder, CBay Inc. (“CBay” and, together with MedQuist, “Purchasers”), completed the acquisition (the “Acquisition”) of substantially all of the assets of Spheris and certain of its affiliates (collectively with Spheris, the “Sellers”), which assets make up substantially all of the domestic business of Sellers, pursuant to the terms of the Stock and Asset Purchase Agreement (the “Agreement”) entered into between the Purchasers and Sellers on April 15, 2010. The purchase price for the assets consisted of approximately $98.8 million of cash; the issuance of a promissory note, net of discount, totaling $13.6 million (the “Subordinated Promissory Note”) and certain assumed liabilities. MedQuist has no prior material relationship with Sellers other than the agreements related to the Acquisition described in this Current Report on Form 8-K and previously disclosed by MedQuist.
     In connection with the Acquisition, MedQuist Transcriptions, Ltd. (a subsidiary of MedQuist, “MedQuist Transcriptions”), and certain other subsidiaries of MedQuist (collectively, the “Loan Parties”) entered into a Credit Agreement (the “GE Credit Agreement”) with General Electric Capital Corporation, CapitalSource Bank, and Fifth Third Bank. The GE Credit Agreement provides for up to $100.0 million in senior secured credit facilities, consisting of a $50.0 million term loan, and a revolving credit facility of up to $50.0 million. The credit facilities are secured by a first priority lien on substantially all of the property of the Loan Parties. The term loan is repayable in equal quarterly installments of $5.0 million with the balance payable 2.5 years from the date of closing (or, if certain convertible senior notes of CBay are called or otherwise become due and payable prior to such date, such earlier date). Borrowings under the revolving credit facility may be made from time to time, subject to availability under such facility, until the fourth anniversary of the closing date. Amounts borrowed under the GE Credit Agreement bear interest at a rate selected by MedQuist Transcriptions equal to the Base Rate or the Eurodollar Rate (each as defined in the GE Credit Agreement) plus a margin, all as more fully set forth in the GE Credit Agreement.
     The GE Credit Agreement contains customary covenants, including covenants relating to reporting and notification, payment of indebtedness, taxes and other obligations, and compliance with applicable laws. There are also financial covenants, which include a minimum fixed charge coverage ratio, and a maximum senior leverage ratio and a maximum total leverage ratio, as more fully set forth in the GE Credit Agreement. The GE Credit Agreement also imposes certain customary limitations and requirements on MedQuist with respect to the incurrence of indebtedness and liens, investments, mergers, acquisitions and dispositions of assets. Amounts due under the GE Credit Agreement may be accelerated upon an Event of Default (as defined in the GE Credit Agreement), including failure to comply with obligations under the GE Credit Agreement, bankruptcy or insolvency, and termination of certain material agreements.
     When it entered into the GE Credit Agreement, MedQuist terminated the five-year $25.0 million revolving credit agreement with Wells Fargo Foothill, LLC (the “Wells Credit Agreement”) that MedQuist entered into on August 31, 2009. MedQuist disclosed the Wells Credit Agreement on its Current Report on Form 8-K filed on September 4, 2009 and filed the Wells Credit Agreement as an exhibit to MedQuist’s Quarterly Report of Form 10-Q for the period ended September 30, 2009. MedQuist complied with all financial covenants, and MedQuist never made any borrowings, under the Wells Credit Agreement.

     The Subordinated Promissory Note was entered into with Spheris, in connection with the closing of the Agreement. The loan matures in five years from the date of the closing. The face amount of the Subordinated Promissory Note totals $17.5 million with provisions for prepayment at discounted amounts, ranging from 77.5% of the principal if paid within six months, 87.5% from six to nine months, 97.5% from nine to twelve months, 102.0% by year two, 101.0% by year three and 100.0% thereafter. For purposes of the purchase price allocation, the note is discounted at 77.5% of the principal ($13.6 million).
     The note bears interest at 8.0% for the first six months, 9.0% from six to nine months, and 12.5% thereafter of which 2.5% may be paid by increasing the principal amount. Payments of interest are made semi-annually on each six month anniversary of the Acquisition.
2.) Basis of Presentation
     The unaudited pro forma condensed combined financial information is based on the historical financial statements of MedQuist and Spheris and prepared and presented pursuant to the regulations of the SEC regarding pro forma financial information. The 2009 unaudited pro forma condensed combined financial information includes MedQuist’s audited consolidated statement of operations for the year ended December 31, 2009. Spheris historical financial information includes the audited consolidated statement of operations for the year ended December 31, 2009. The 2010 presentation includes the unaudited historical consolidated statement of operations of MedQuist for the three months ended March 31, 2010 and the unaudited historical consolidated balance sheet as of March 31, 2010. Spheris’ historical information includes the unaudited historical consolidated statement of operations for the three months ended March 31, 2010 and the unaudited historical consolidated balance sheet as of March 31, 2010.
     The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under Financing Accounting Standards Board Accounting Standards Codification, or ASC, Topic 805, Business Combinations. ASC Topic 805 requires, among other things, that identifiable assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date, which is presumed to be the closing date of the Acquisition. The Acquisition closed on April 22, 2010. Accordingly, the pro forma adjustments reflected in the accompanying unaudited pro forma condensed combined financial information may be materially different from the actual acquisition accounting adjustments required as of the acquisition date.
     Under ASC Topic 820, Fair Value Measurements and Disclosures, “fair value” is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be unrelated buyers and sellers in the principal or the most advantageous market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.
     Total acquisition-related transaction costs incurred by MedQuist are expensed in the periods in which the costs are incurred. Under ASC Topic 805, acquisition-related transaction costs (such as advisory, legal, valuation and other professional fees) are not included as components of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred.
     Reorganization items for Spheris directly relate to the process of reorganizing Spheris under voluntary Chapter 11 Bankruptcy petitions filed by Spheris and certain subsidiaries on February 3, 2010.
     Costs associated with debt incurred in connection with the Acquisition will be amortized over the life of the underlying debt instruments. MedQuist incurred $4.6 million in costs with the GE Credit Agreement.
     The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the

Acquisition, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma financial information does not reflect revenue opportunities and cost savings that we may realize after the Acquisition. No assurance can be given with respect to the estimated revenue opportunities and operating cost savings that may be realized as a result of the Acquisition. The pro forma financial information also does not reflect expenses related to integration activity or exit costs that may be incurred by MedQuist or Spheris in connection with integrating the businesses.
     Certain Spheris amounts have been reclassified to conform to MedQuist presentation. These reclassifications had no effect on previously reported net income (loss). There were no material transactions between MedQuist and Spheris during the periods presented in the unaudited pro forma condensed combined financial information that would need to be eliminated.
3.) Accounting Policies
     MedQuist has performed a preliminary review of Spheris’s accounting policies and procedures. As a result of that review, MedQuist has not identified any differences between the accounting policies and procedures of the two companies that, when conformed, may have a material impact on the future operating results.
4.) Consideration Transferred
     At April 22, 2010, MedQuist transferred the following consideration for the purchase of Spheris:

(in thousands)
Cash consideration paid	$98,834
Fair value of unsecured Subordinated Promissory Note	13,570

Total consideration transferred	$112,404

The Subordinated Promissory Note matures in five years from the date of the closing with provisions for prepayment at discounted amounts. The Company estimated the fair value of the Subordinated Promissory Note to be $13.5 million. The fair value was determined using a Monte Carlo simulation valuation model with the following key assumptions: volatility of 3.9% and cost of debt of 10.5%. The fair value of the Subordinated Promissory Note is included in the total purchase price.
5.) Estimate of Assets to be Acquired and Liabilities to be Assumed
     Each of these adjustments represents preliminary estimates of the fair values of Spheris’s assets and liabilities and periodic amortization of such adjustments to the extent applicable at March 31, 2010. Actual adjustments will be made when the valuation is completed and will be based on the fair value of Spheris’s assets and liabilities at that time. Accordingly, the actual adjustments to Spheris’s assets and liabilities and the related amortization of such adjustments may differ from the estimates reflected in the unaudited pro forma condensed combined financial information.
The following is a preliminary estimate of the assets acquired and the liabilities assumed by MedQuist in connection with the Acquisition, reconciled to the purchase of consideration (in thousands) as if the transaction had occurred at March 31, 2010:

Fair value of Spheris net assets acquired
Current assets	$27,207
Property and equipment, net	6,870
Other assets	8
Current liabilities	(16,786)

17,299
Goodwill adjustment	44,865
Acquired intangible asset adjustment	50,240

Purchase price allocated	$112,404

6.) Pro forma Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2010
Below is a description of the adjustments made in connection with the preparation of the pro forma financial statements. The Acquisition purchase price was approximately $112.4 million, consisting of approximately $98.8 million of cash, and the issuance of a promissory note with a fair value of $13.6 million (with a face value of $17.5 million).
I.	Assets and Liabilities not acquired
a)	Spheris’s wholly owned subsidiary, Spheris India Private Limited, was not acquired as part of the MedQuist transaction. Spheris India Private Limited was acquired by MedQuist’s majority shareholder CBay. Accordingly the consolidated balance sheet of Spheris as of March 31, 2010 has been adjusted to eliminate the following Spheris India Private Limited net assets: cash and cash equivalents of $2.1 million, restricted cash of $1.1 million, other current assets of $1.3 million, deferred income taxes of $0.6 million, property and equipment of $1.6 million, other assets of $1.0 million, accounts payable of $0.1 million, accrued expenses of $0.2 million, accrued compensation of $2.8 million, and other non-current liabilities of $0.4 million.

b)	Represents Spheris U.S. assets not acquired and liabilities not assumed as part of the Acquisition. The items not assumed or acquired include cash and cash equivalents of $3.0 million, restricted cash of $0.5 million, other current assets of $2.7 million, deferred income taxes of $18.2 million, property and equipment of $0.9 million, goodwill of $20.0 million, other assets of $2.3 million, accounts payable of $0.3 million, accrued expenses of $3.5 million, accrued compensation of $1.7 million, current portion of long-term debt and lease obligations of $66.9 million, other non-current liabilities of $0.6 million, and liabilities subject to compromise of $136.5 million.
II.	Adjustments Resulting from the Acquisition
c)	Represents debt incurred by MedQuist to finance the acquisition. Amounts include $98.8 million due under the GE Credit Agreement and the $17.5 million Subordinated Promissory Note (principal amount) which is due to the Spheris bankruptcy estate. The GE debt is reflected on the balance sheet as follows: $50.0 million of long term debt related to the revolver loan and $50.0 million related to the GE term loan ($10.0 million current and $40.0 million long term). The Subordinated Promissory Note is recorded at its fair value of $13.6 million in long term liabilities. The entire facility amount of $100.0 million was utilized under the GE Credit Agreement, with $98.8 million used towards the purchase price and $1.2 million of excess cash remaining with MedQuist for working capital.

d)	Reflects adjustments for purchased intangibles of $50.2 million and goodwill of $44.9 million. Intangibles are amortized over their estimated useful lives. Goodwill is calculated as the excess of the purchase price consideration over the fair values assigned to the identifiable assets acquired and liabilities assumed. Goodwill is not amortized but rather is subject to an annual impairment test.

e)	MedQuist incurred debt issuance costs of $4.6 million related to the GE Credit Agreement which will be amortized over the life of the facility using the effective interest rate method, of which $0.3 million was already included in MedQuist’s March 31, 2010 balance sheet, resulting in a $4.3 million pro forma adjustment.

f)	At March 31, 2010, Spheris had a related-party payable due to Spheris India Private Limited of $8.7 million. In connection with the acquisition of Spheris by MedQuist, CBay assumed 50% of the outstanding amount, resulting in a $4.3 million pro forma reduction to the historical Spheris balance sheet.

g)	Reflects adjustments to eliminate Spheris’ historical shareholders’ equity.
7.) Pro forma Adjustments Related to the Unaudited Pro forma Condensed Combined Statement of Operations for the year ended December 31, 2009
I.	Spheris India Private Limited

Spheris’s wholly owned subsidiary, Spheris India Private Limited, was not acquired as part of the MedQuist transaction. Spheris India Private Limited was acquired by MedQuist’s majority shareholder CBay. Spheris India Private Limited expenses were incurred entirely to servicing Spheris U.S. transcription services with no third party revenues, and similar costs are anticipated in future periods. As such, no costs were eliminated.

II.	Adjustments Resulting from the Spheris Acquisition
a)	Adjustment to add back the intercompany profit margin on Spheris India Private Limited services to Spheris U.S., based on its historical contractual arrangement, as such amounts do not eliminate on a combined pro forma basis. Future costs of applicable transcription services will be included in MedQuist’s future results based on actual costs to obtain these services and could vary from historical amounts.

b)	Adjustment to reflect increased amortization of acquired intangibles as shown in the table below (in thousands):

		Estimated	Annual
	Amount	Life	Amortization
Trademarks and Tradenames	$1,640	4 years	$410
Developed technology	11,390	9 years	1,266
Customer relationships	37,210	7-9 years	4,651

	$50,240		$6,327

c)	Adjustment to reflect interest expense, as shown in the table below (in thousands):

GE Credit Agreement interest	6.3%	$6,177
Interest on subordinated promissory note	15.3%	2,678
Amortization of deferred financing costs		1,508

		10,363
Less: Spheris historical interest expense		17,439

Adjustment to interest expense		$(7,076)

The GE Credit Agreement debt bears a variable interest rate. Each 1/8% increase in the base rate (prime or LIBOR) would result in a $0.1 million increase in annual interest.

d)	Adjustment to eliminate the 2009 Spheris goodwill impairment charge.

e)	Adjustment to eliminate the direct incremental acquisition related costs incurred by MedQuist and Spheris bankruptcy related and reorganization costs.

f)	Adjustment to eliminate the historical income tax benefit of Spheris and to record the income tax provision of the combined entities at the effective tax rate based on statutory rates in effect for the respective period. However, the effective tax rate of the combined company could be different depending on post-acquisition activities.
8.) Pro forma Adjustments Related to the Unaudited Pro forma Condensed Combined Statement of Operations for the three months ended March 31, 2010
I.	Spheris India Private Limited

Spheris’s wholly owned subsidiary, Spheris India Private Limited, was not acquired as part of the MedQuist transaction. Spheris India Private Limited was acquired by MedQuist’s majority shareholder CBay. Spheris India Private Limited expenses were incurred related to servicing Spheris U.S. transcription services with no third party revenues, and similar costs are anticipated in future periods. As such, no costs were eliminated.

II.	Adjustments Resulting from the Spheris Acquisition
a)	Adjustment to add back the intercompany profit margin on Spheris India Private Limited services to Spheris U.S., based on its historical contractual arrangement, as such amounts do not eliminate on a combined pro forma basis. Future costs of applicable transcription services will be included in MedQuist’s future results based on actual costs to obtain these services and could vary from historical amounts.

b)	Adjustment to reflect increased amortization of acquired intangibles as shown in the table below (in thousands):

		Estimated	Annual
	Amount	Life	Amortization
Trademarks and Tradenames	$1,640	4 years	$410
Developed technology	11,390	9 years	1,266
Customer relationships	37,210	7-9 years	4,651

	$50,240		$6,327

Quarterly amortization			$1,582
c)	Adjustment to reflect interest expense, as shown in the table below (in thousands):

GE Credit Agreement interest	6.3%	$1,544
Interest on subordinated promissory note	15.3%	669
Amortization of deferred financing costs		377
		2,590
Less: Spheris historical interest expense		3,086
Adjustment to interest expense		$(496)
The GE Credit Agreement debt bears a variable interest rate. Each 1/8% increase in the base rate (prime or LIBOR) would result in a $0.1 million increase in annual interest.
d)	Adjustment to eliminate direct incremental acquisition related costs incurred by MedQuist and Spheris bankruptcy related and reorganization costs.

e)	Adjustment to eliminate the historical income tax benefit of Spheris and to record the income tax provision of the combined entities at the effective tax rate based on statutory rates in effect for the respective period. However, the effective tax rate of the combined company could be different depending on post-acquisition activities.